                                                                    EXHIBIT 11.2

                           VMX, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (in thousands except per share amounts)

                                                         Fiscal Years Ended June 30
                                                  ----------------------------------------
                                                   1993            1992             1991
                                                  -------         -------          -------
 PRIMARY EARNINGS
  Net Income                                      $ 7,036         $ 5,051          $(4,211)
                                                  =======         =======          =======
  Shares:
  Weighted average number of
   common shares outstanding                       25,895          25,583           25,311
  Dilutive effect of outstanding
   stock options (as determined by the
   application of the treasury stock
   method)                                          1,646           1,086                -(1)
                                                  -------         -------          -------
                                                   27,541          26,669           25,311
                                                  =======         =======          =======
  Primary earnings (loss) per common
   share                                            $0.26           $0.19           $(0.17)
                                                  =======         =======          =======
 FULLY DILUTED EARNINGS*
  Net Income                                      $ 7,036         $ 5,051          $(4,211)
                                                  =======         =======          =======
  Shares:
  Weighted average number of
   common shares outstanding                       25,895          25,583           25,311
  Dilutive effect of outstanding
   stock options (as determined by the
   application of the treasury stock
   method)                                          1,993           1,129                -(2)
                                                  -------         -------          -------
                                                   27,888          26,712           25,311
                                                  =======         =======          =======
     Fully diluted earnings (loss) per
     common share                                   $0.25           $0.19           $(0.17)
                                                  =======         =======          =======

* This computation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by APB Opinion No. 15 because it results in dilution of less than three percent.
(1) Due to the net loss in fiscal 1991, the effect of stock options on the earnings per share computation is anti-dilutive and is not included in the summary. The number of options assumed converted under the treasury stock method for fiscal 1991 is 497,000 which, when factored into the per share computation, results in a primary loss per share of $0.16.
(2) Due to the net loss in fiscal 1991, the effect of stock options on the earnings per share computation is anti-dilutive and is not included in the summary. The number of options assumed converted under the treasury stock method for fiscal 1991 is 942,000 which, when factored into the per share computation, results in a fully diluted loss per share of $0.16.





MEB2OU.R8(5P3)
02/16/94